Exhibit 10.53

MEDIA ARTS GROUP, INC. THOMAS KINKADE STORES, INC. LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is entered into as of April 15, 2002, by and among COMERICA BANK-CALIFORNIA (“Bank”) and MEDIA ARTS GROUP, INC., and THOMAS KINKADE STORES, INC. (individually, a “Borrower” and collectively, the “Borrowers”).

RECITALS

Borrowers desire to obtain credit from time to time from Bank, and Bank desires to provide credit to Borrowers.  This Agreement sets forth the terms on which Bank will advance credit to Borrowers, and Borrowers will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.             DEFINITIONS AND CONSTRUCTION.

1.1           Definitions.  As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to a Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology, published works, derivative works, sketches, drawings, writings, paintings, art-based home decorative accessories, collectibles, canvas and paper lithographs, vases, trays, mugs, picture frames, ornaments and other artworks and gift products) or the rendering of services by a Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.  Notwithstanding the foregoing, Accounts shall not include any presently existing and hereafter arising accounts relating to any of the Excluded Artists.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Facility.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Bank Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; costs of appraisals; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower’s Books” means all of a Borrower’s books and records including:  ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrowing Base” means an amount equal to the sum of:

(a)           seventy percent (70%) of Eligible Accounts before or after the Target Covenant Compliance Period and seventy-five percent (75%) of Eligible Accounts during any Target Covenant Compliance Period, in each case as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrowers, plus

(b)           the aggregate amount of cash pledged to Bank by Borrowers on terms acceptable to Bank (i) specifically to support Advances on the Revolving Line in the event the aggregate Credit

Extensions exceed the Borrowing Base and (ii) to support Borrowers’ obligations in respect of Letters of Credit; plus

(c)           the aggregate amount of the advance rate permitted by Bank and Comerica Securities, Inc. on funds invested by Borrowers with Comerica Securities, Inc. (which advance rates shall be determined by Bank in Bank’s sole discretion based on Bank policy and the risk class of investments maintained by Borrowers with Comerica Securities, Inc.); plus

(d)           during any Target Covenant Compliance Period, and provided that Borrowers have achieved a pretax profit of at least Three Million Five Hundred Thousand Dollars ($3,500,000) for the quarter ending December 31, 2002, determined in accordance with GAAP, the Borrowing Base shall include either:

(i)            raw materials and finished goods inventory set forth in of subparts a), b), c) and d) of part (d)(i) of this defined term “Borrowing Base” in an amount not to exceed Five Million Dollars ($5,000,000) for the period between April 1 and October 1 of each calendar year and in an amount not to exceed Three Million Dollars ($3,000,000) for the period between October 2 and March 31 of each calendar year;

a)             50% of paper prints; plus
b)            30% of canvasses; plus
c)             20% of finished frames; plus
d)            10% of giftware; or

(ii)           a weighted average blended rate (the “Blended Rate”) of the items set forth in subparts a), b), c) and d) of part (d)(i) of this defined term “Borrowing Base” which Blended Rate shall be equal to or less than five percent (5%) above the Collateral and inventory rate in the Collateral and inventory report obtained by Bank, provided that in any case additions to the Borrowing Base permitted pursuant to the terms of this part (d) shall be net of applicable inventory reserves.  Part (d)(i) or part (d)(ii), when applicable, shall be selected by mutual agreement of Bank and Borrowers; minus

                                (e)           in each case, any current amounts due and owing to Thomas Kinkade or any Affiliates of Thomas Kinkade by Borrowers under the License Agreement or otherwise; and minus

                                (f)            in each case, inventory and/or Accounts arising from the published or unpublished works, derivative works, sketches, drawings, writings, paintings, art-based home decorative accessories, collectibles, canvas and paper lithographs, vases, trays, mugs, picture frames, ornaments and other artworks and gift products based on the works of the Excluded Artists.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code.

“Collateral” means the property described on Exhibit A attached hereto.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit” means (a) all indebtedness for borrowed money, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) the real property lease obligations owing by a Borrower to its landlord for the Borrower’s headquarters facility.

“Credit Extension” means each Advance, Letter of Credit, FX Forward Contract or any other extension of credit by Bank for the benefit of a Borrower hereunder.

“Current Liabilities” means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of a Borrower and its Subsidiaries, as at such date, plus, to the extent not already included therein, all outstanding Advances plus the aggregate face amount of any drawn but unreimbursed Letters of Credit made or issued, as applicable, under this Agreement, including all Indebtedness that is payable upon demand or within one year from the date of determination thereof unless such Indebtedness is renewable or extendible at the option of a Borrower or any Subsidiary to a date more than one year from the date of determination and including, to the extent not already included therein, Indebtedness owed by Borrowers to Borrowers’ Affiliates that is not Subordinated Debt.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“Eligible Accounts” means those Accounts that arise in the ordinary course of a Borrower’s business that comply with all of the representations and warranties to Bank set forth in Section 0.  Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

(a)           Accounts that the account debtor has failed to pay within sixty (60) days of the due date;

(b)           Accounts that the account debtor has failed to pay within one hundred-twenty (120) days of invoice date;

(c)           Accounts with respect to an account debtor, twenty-five percent (25%) of whose Accounts the account debtor has failed to pay within sixty (60) days of the due date;

(d)           Accounts with respect to which the account debtor is an officer, employee, or agent of Borrower;

(e)           Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional;

(f)            Accounts with respect to which the account debtor is an Affiliate of Borrower;

(g)           Accounts with respect to which the account debtor does not have its principal place of business in the United States;

(h)           Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States;

(i)            Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;

(j)            Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to one or more Borrowers exceed twenty-five percent (25%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

(k)           Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(l)            Accounts the collection of which Bank reasonably determines to be doubtful.

(m)          Accounts arising from the published or unpublished works, derivative works, sketches, drawings, writings, paintings, art-based home decorative accessories, collectibles, canvas and paper lithographs, vases, trays, mugs, picture frames, ornaments and other artworks and gift products based on the works of the Excluded Artists

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Excluded Artists” means the artist Simon Bull, the artist Howard Behrens, and the artist Robert Lyn Nelson.

“FX Reserve” has the meaning assigned in Section 2.1(c).

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property Collateral” means all of Borrower’s right, title, and interest in and to the following:

(a)           Copyrights, Trademarks and Patents;

(b)           Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c)           Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d)           Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e)           All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f)            All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g)           All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

Notwithstanding the foregoing, Intellectual Property Collateral shall not include any intellectual property relating to any of the Excluded Artists.

“Inventory” means all present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.  Notwithstanding the foregoing, Inventory shall not include any presently existing and hereafter arising inventory relating to any of the Excluded Artists.

“Investment” means any beneficial ownership (including stock, partnership interest or other securities) of any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“License Agreement” means that certain licensing agreement by and between Thomas Kinkade and Media Arts Group, Inc., dated as of December 3, 1997, in the form presented by Borrowers to Bank as of the Closing Date.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, the assignment of rights under the Licensing Agreement, any note or notes executed by Borrower, and any other agreement entered into between Borrower and Bank in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the current or future business operations or condition (financial or otherwise) of a Borrower and its Subsidiaries taken as a whole or (ii) the ability of a Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the value or priority of Bank’s security interests in the Collateral, in each case as determined by Bank in the reasonable exercise of its credit judgment.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by a Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a)           Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)           Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)           Indebtedness secured by a lien described in clause 0 of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed $2,900,000 in the aggregate during the term of this Agreement;

(d)           Subordinated Debt; and

(e)           Indebtedness to trade creditors incurred in the ordinary course of Borrowers’ businesses.

“Permitted Investment” means:

(a)           Investments existing on the Closing Date disclosed in the Schedule;

(b)           (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank and (iv) Bank’s money market accounts; and

(c)           other Investments approved by Bank which approval shall not be unreasonably withheld and subject to the terms of this Agreement.

“Permitted Liens” means the following:

(a)           Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

(b)           Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank’s security interests;

(c)           Liens (i) upon or in any equipment which was not financed by Bank acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

(d)           Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Quick Assets” means, at any date as of which the amount thereof shall be determined, the unrestricted cash and cash-equivalents, net accounts receivable, unrestricted marketable securities, and Federal income tax refunds payable to Borrowers within one (1) year of the date of this Agreement, of Borrowers determined in accordance with GAAP.

“Responsible Officer” means each of the Chief Executive Officer and the Chief Financial Officer of each Borrower.

“Revolving Facility” means the facility under which Borrowers may request Bank to issue Advances, as specified in Section 2.1 hereof.

“Revolving Line” means a credit extension of up to Fifteen Million Dollars ($15,000,000), provided that “Revolving Line” shall mean a credit extension of up to Twenty Million Dollars ($20,000,000) during any Target Covenant Compliance Period.

“Revolving Maturity Date” means the day 360 days following the Closing Date.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, be owned by a Borrower, either directly or through an Affiliate.

“Tangible Net Worth” means at any date as of which the amount thereof shall be determined, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of Borrower and its Subsidiaries minus intangible assets and minus amounts due to Borrowers from Borrowers’ Affiliates, plus Subordinated Debt, on a consolidated basis determined in accordance with GAAP.

“Target Covenants” means Borrowers’ compliance, on a consolidated basis, with the following financial covenants and Slow Payment Account Reduction requirements:

(a)           Minimum Quarterly Profitability.  Borrowers’ Net Operating Income shall be greater than Two Hundred Twenty-Five Thousand Dollars ($225,000) for the fiscal quarter ending March 31 of each year and Borrowers’ Net Operating Income shall be greater than One Million Two Hundred Thousand Dollars ($1,200,000) for the fiscal quarters ending on June 30, September 30 and December 31 in each year.  In addition to the foregoing, Borrowers shall show a Net Income of at least One Dollar ($1.00) for the fiscal quarters ending on June 30, September 30 and December 31 in each year, and in each fiscal quarter thereafter.  As used herein, “Net Operating Income” and “Net Income” means Borrowers’ net income and net operating income determined in accordance with GAAP.

(b)           Quick Ratio.  Borrowers shall maintain, as of the last day of each fiscal quarter, a ratio of Quick Assets to Current Liabilities plus, to the extent not already included therein, all Indebtedness (including without limitation any Contingent Obligations) owing from Borrowers to Bank, less deferred revenue, of at least 2.00 to 1.00.

(c)           Adjusted Tangible Net Worth.  Borrowers shall maintain, as of the last day of each fiscal quarter, a Tangible Net Worth of more than Fifty Eight Million Dollars ($58,000,000) (the “Minimum Tangible Net Worth”).  The Minimum Tangible Net Worth of Borrowers shall be increased by an amount equal to fifty percent (50%) of Borrowers’ net income (but shall not be reduced by the amount of any net losses incurred after March 31, 2002) in each fiscal quarter beginning with the fiscal quarter ended on March 31, 2002, and thereafter.

(d)           Total Liabilities-Tangible Net Worth.  Borrower shall maintain, as of the last day of each fiscal quarter, a ratio of Total Liabilities to Tangible Net Worth of not more than 0.50 to 1.00.

(e)           Slow Payment Account Reductions.  Borrowers’ Accounts with respect to an account debtor, twenty-five percent (25%) of whose Accounts the account debtor has failed to pay within sixty (60) days of the due date, and Accounts relating to notes receivable resulting from receivable repayment plans, shall constitute less than twenty percent (20%) of Borrowers’ total accounts receivable (including notes receivable resulting from receivable repayment plans, if any).

“Target Covenant Compliance Period” means each month following Borrowers’ compliance with the Target Covenants for a period of not less than two (2) consecutive fiscal quarters (the “Initial Target Covenant Compliance Period”) provided that Borrowers’ failure to maintain such compliance with the Target Covenants in any month following the Initial Covenant Compliance Period shall mean that the Target Covenant Compliance Period shall immediately end, and Borrower must comply with the Target Covenants for an additional period of not less than two (2) consecutive fiscal quarters following any calendar month for which Borrowers fail to meet the Target Covenants to be reinstated into a Target Covenant Compliance Period.

“Third Party License Agreements” means the license agreements by and between or among any Borrower and third parties, under which a Borrower is a licensor, as listed on Annex I attached hereto.   Notwithstanding the foregoing, Third Party License Agreements shall not include any presently existing license agreements, under which a Borrower is a licensor, with respect to any of the Excluded Artists.

“Total Liabilities” means at any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP be classified as liabilities on the consolidated balance sheet of Borrower, including in any event all Indebtedness that is not Subordinated Debt.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

1.2           Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP.  When used herein, the terms “financial statements” shall include the notes and schedules thereto.

2.             LOAN AND TERMS OF PAYMENT.

2.1           Credit Extensions.

Borrowers jointly and severally promise to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrowers hereunder.  Borrowers shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(a)           Revolving Advances.

(i)            Subject to and upon the terms and conditions of this Agreement, Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (i) the Revolving Line or (ii) the Borrowing Base, minus, in each case, the aggregate face amount of all outstanding Letters of Credit, the FX Reserve.  Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1 may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1 shall be immediately due and payable.  Borrower may prepay any Advances without penalty or premium.

(ii)           Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time, on the Business Day that the Advance is to be made.  Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B hereto.  Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid.  Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrowers shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance.  Bank will credit the amount of Advances made under this Section 00 to Borrower’s deposit account.

(b)           Letters of Credit.

(i)            Subject to the terms and conditions of this Agreement, Bank agrees to issue or cause to be issued letters of credit for the account of Borrowers (each, a “Letter of Credit” and collectively, the “Letters of Credit”) in an aggregate outstanding face amount not to exceed the lesser of the Revolving Line or the Borrowing Base minus, in each case, the aggregate amount of the outstanding Advances and the FX Reserve at any time, provided that the aggregate face amount of all outstanding Letters of Credit shall not exceed Ten Million Dollars ($10,000,000).  All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form of standard application and letter of credit agreement (the “Application”), which Borrower agrees to execute, including Bank’s standard fee equal to the greater of (i) 1.50% per annum of the face amount of each Letter of Credit, which shall be prorated for any Letter of Credit issued for a partial year on the date of issuance, and (ii) Six Hundred Dollars ($600) for each Letter of Credit provided that commercial Letters of Credit shall include any additional standard Bank fees applicable to commercial Letters of

Credit.  On any drawn but unreimbursed Letter of Credit, the unreimbursed amount shall be deemed an Advance under Section 2.1(a).  Each standby Letter of Credit will have an expiration date not later than twelve (12) months from the date of issuance, and each commercial Letter of Credit will have an expiration date not later than ninety (90) days from the date of issuance.  Prior to the Revolving Maturity Date, Borrower shall secure in cash all obligations under any outstanding Letters of Credit on terms acceptable to Bank.

(ii)           The obligation of Borrowers to reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit, under all circumstances whatsoever.  Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys’ fees, arising out of or in connection with any Letters of Credit, except for expenses caused by Bank’s gross negligence or willful misconduct.

(c)           Foreign Exchange Sublimit.  Provided that there is availability under the Revolving Line, the Borrowing Base, and the Two Hundred Thousand Dollar ($200,000) sublimit under the Revolving Facility (the “Foreign Exchange Sublimit”), Borrowers may enter into foreign exchange forward contracts with the Bank not to exceed an aggregate amount of Two Hundred Thousand Dollars ($200,000) under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (each, an “FX Forward Contract”).  Availability under the Revolving Line, the Borrowing Base, and the Foreign Exchange Sublimit for the Revolving Facility shall be reduced by the Bank’s exposure in connection with all outstanding FX Forward Contracts (collectively, the “FX Reserve”).  Bank may terminate and/or demand cash security for the FX Forward Contracts if an Event of Default occurs or upon or after the Revolving Maturity Date.  The terms and conditions (including repayment and fees) of such FX Forward Contracts shall be subject to the terms and conditions of the Bank’s standard forms of application and agreement for FX Forward Contracts, which Borrower agrees to execute as a condition precedent to Bank’s entry into any FX Forward Contract.  Notwithstanding any of the foregoing, in no event shall the aggregate amount of all FX Forward Contracts entered into by Bank be such that the FX Reserve exceeds an amount approved by Bank in Bank’s sole discretion.

2.2           Overadvances.  If the aggregate amount of the outstanding Advances plus the aggregate face amount of all outstanding Letters of Credit and the FX Reserve exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess or immediately shall secure the amount of such excess in cash on terms acceptable to Bank in Bank’s sole discretion.  The foregoing provisions of this Section 2.2 shall not constitute a consent to overadvances or overdrafts by Borrowers under this Agreement or any other agreement by and between or among Borrowers and Bank, and overadvances and overdrafts are not permitted under the terms of this Agreement.

2.3           Interest Rates.

(a)           Advances.  Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a per annum rate equal to one quarter of one percent (0.25%) above the Prime Rate.

(b)           Late Fee; Default Rate.  If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law.  All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a per annum rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c)           Payments.  Interest hereunder shall be due and payable on the first calendar day of each month during the term hereof.  Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder.  Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.  All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(d)           Computation.  In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate.  All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.4           Crediting Payments.  Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies.  After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment.  Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day.  Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5           Fees.  Borrower shall pay to Bank the following:

(a)           Unused Facility Fee.  On account of the Revolving Facility, Borrowers shall pay to Bank a fee equal to one quarter of one percent (0.25%) per annum  of the difference between the Revolving Line and the average daily balance of outstanding Revolving Advances (including the aggregate face amount of outstanding Letters of Credit) which fee shall be payable monthly, within fifteen (15) days of the last day of each month provided that during any Target Covenant Compliance Period Borrowers shall pay to Bank a fee equal to one eighth of one percent (0.125%) per annum of the difference between the Revolving Line and the average daily balance of outstanding Revolving Advances (including the aggregate face amount of outstanding Letters of Credit) which fee shall be payable monthly, within fifteen (15) days of the last day of each month; and

(b)           Bank Expenses.  On the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses and, after the Closing Date, all Bank Expenses, including reasonable attorneys’ fees and expenses, as and when they become due.

2.6           Additional Costs.  In case any law, regulation, treaty or official directive or the interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law):

(a)           subjects Bank to any tax with respect to payments of principal or interest or any other amounts payable hereunder by Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of Bank imposed by the United States of America or any political subdivision thereof);

(b)           imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, Bank; or

(c)           imposes upon Bank any other condition with respect to its performance under this Agreement,

and the result of any of the foregoing is to increase the cost to Bank, reduce the income receivable by Bank or impose any expense upon Bank with respect to the Obligations, Bank shall notify Borrower thereof.  Borrower agrees to pay to Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by Bank of a statement of the amount and setting forth Bank’s calculation thereof, all in reasonable detail, which statement shall be deemed true and correct absent manifest error.

2.7           Term.  This Agreement shall become effective on the Closing Date and, subject to Section 0, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement.  Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.  Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

3.             CONDITIONS OF LOANS.

3.1           Conditions Precedent to Initial Credit Extension.  The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)           this Agreement;

(b)           a certificate of the Secretary of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)           a financing statement (Form UCC-1) with respect to each Borrower;

(d)           an intellectual property security agreement with respect to each Borrower;

(e)           a payoff letter from Bank of America confirming the termination and payment in full of all of Borrowers’ and Lightpost Publishing, Inc.’s obligations to Bank of America, and including a release of Bank of America’s security interest in Borrowers’ and Lightpost Publishing, Inc.’s assets and authorization to terminate any liens including but not limited to financing statements filed by Bank of America on Borrowers’ and Lightpost Publishing, Inc.’s assets;

(f)            a control agreement for Comerica Securities, Inc. for Media Arts Group, Inc.;

(g)           an agreement consenting to Bank’s security interest and rights under the License Agreement (which agreement shall be recorded by Bank at the United States Copyright Office) and any other licensing agreement(s) and material contracts, between or among the Borrowers and Thomas Kinkade, executed by Thomas Kinkade for the benefit of Bank;

(h)           a consent to the grant of a security interest in Borrowers’ rights to and under the Third Party License Agreements and any other licensing agreement(s) and material contracts, between or among the Borrowers and third parties, to Bank, in each case as required by Bank;

(i)            an opinion of counsel to each Borrower;

(j)            evidence of a key-man life insurance policy on Thomas Kinkade in the amount of $40,000,000;

(k)           an agreement to provide insurance with respect to each Borrower;

(l)            financial statements of Borrowers, for the quarter ended March 31, 2002, including balance sheets, and income and cash flow statements, and a Compliance Certificate certified by a Responsible Officer of the Borrowers demonstrating compliance with all covenants, including the Financial Covenants for the quarter ended March 31, 2002, and as of the date of the request for the initial Credit Extension;

(m)          payment of the fees and Bank Expenses then due specified in Section 2.5 hereof;

(n)           completion by Bank’s counsel of a review of Borrowers’ licenses and intellectual property, which review shall be satisfactory to Bank in Bank’s sole discretion;

(o)           amendments to UCC-1 financing statements and related security documents by and between Media Arts Group, Inc. and Softech, and Exclaim Technologies and Softech, satisfactory to Bank in Bank’s sole discretion;

(p)           an internal audit of Borrowers’ Collateral (except Intellectual Property) and Accounts and inventory, the results of which shall be satisfactory to Bank; and

(q)           such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2           Conditions Precedent to all Credit Extensions.  The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)           timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

(b)           the representations and warranties contained in Section 0 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date).  The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.             CREATION OF SECURITY INTEREST.

4.1           Grant of Security Interest.  Each Borrower hereby grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by each Borrower of each of its covenants and duties under the Loan Documents.  Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

4.2           Delivery of Additional Documentation Required.  Each Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

4.3           Right to Inspect.  Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during each Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral, including but not limited to Inventory, in order to verify a Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral provided that such inspections and appraisals shall occur no more than once a year during any Target Covenant Compliance Period (unless an Event of Default has occurred and is continuing).

4.4           Cash Collateral.

                (a)           Each Borrower grants to Bank, as additional security for the purpose of securing the Obligations, including without limitation Borrowers’ Obligations in respect of Letters of Credit, the Minimum Account Balance requirements set forth in Section 6.9 hereof and overadvances as described in Section 2.2 hereof, a valid, first priority security interest in each of the Borrowers’ deposit accounts and/or certificates of deposit maintained with Bank together with all proceeds and substitutions thereof, any interest thereon, and all cash and noncash proceeds of the foregoing (the “Cash Collateral”).  Each Borrower acknowledges that Bank may (i) place a “hold” on any deposit account or certificate of deposit pledged as Collateral to secure the Obligations and/or (ii) transfer funds between and among Borrowers’ deposit accounts for purposes of placing a “hold” on funds designated by Bank, and each Borrower agrees to take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

                (b)           Prior to the maturity of any Certificate of Deposit held by Bank pursuant hereto, Borrowers and Bank shall agree upon a security or instrument similar in form, quality and substance to the original Certificate of Deposit in which the proceeds of the Certificate of Deposit can be reinvested on maturity.  Upon maturity of the Certificate of Deposit in accordance with its terms, or in the event the Certificate of Deposit otherwise becomes payable during the term of this Agreement, such maturing Certificate of Deposit may be presented for payment, exchange, or otherwise marketed by Bank on behalf of Borrowers and the proceeds therefrom used to purchase the security or instrument agreed to by Borrowers and Bank in accordance with the immediately preceding sentence.  If no agreement has been made, such proceeds shall be placed into an interest bearing account offered by Bank in which Bank has a first priority security interest until such time as an agreement as to the security replacing the original Certificate of Deposit can be reached.  Bank may retain any such successor collateral and the proceeds therefrom as Collateral in accordance with the terms of this Agreement.

5.             REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants as follows:

5.1           Due Organization and Qualification.  Each Borrower and each Subsidiary is a corporation duly existing under the laws of its state of incorporation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified.

5.2           Due Authorization; No Conflict.  The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate or Articles of Incorporation, as applicable, or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound.  Borrower is not in default under any material agreement to which it is a party or by which it is bound.

5.3           No Prior Encumbrances.  Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

5.4           Bona Fide Eligible Accounts.  The Eligible Accounts are bona fide existing obligations.  The property and services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or to the account debtor’s agent for immediate and unconditional acceptance by the account debtor.  Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor that is included in any Borrowing Base Certificate as an Eligible Account.

5.5           Merchantable Inventory.  All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

5.6           Intellectual Property Collateral.  Borrower is the sole owner of the Intellectual Property Collateral, except for (i) non-exclusive licenses granted by Borrower to its customers in the ordinary course of business (ii) Thomas Kinkade’s rights under the License Agreement, (iii) Thomas Kinkade’s rights in the copyrights of the Intellectual Property Collateral, and (iv) the intellectual property relating to any of the Excluded Artists.  Each of the Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property Collateral violates the rights of any third party.  Except as set forth in the Schedule, Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given quarter, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service.  Except as set forth in the Schedule, Borrower is not a party to, or bound by, any agreement that restricts the grant by Borrower of a security interest in Borrower’s rights under such agreement.  The License Agreement is in full force and effect, no default has occurred thereunder, and all amounts due and owing to Thomas Kinkade under the License Agreement, and any other material agreement(s) between Borrowers and Thomas Kinkade, have been paid by Borrowers in full.

5.7           Name; Location of Chief Executive Office.  Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof.  The chief executive office of Borrower is located at the address indicated in Section 10 hereof.  Except as set forth in the Schedule, all Borrower’s Inventory and Equipment is located only at the location set forth in Section 10 hereof.

5.8           Litigation.  Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect, or a material adverse effect on Borrower’s interest or Bank’s security interest in the Collateral.

5.9           No Material Adverse Change in Financial Statements.  All consolidated and consolidating financial statements related to Borrower and any Subsidiary that Bank has received from Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended.  There has not been a material adverse change in the consolidated or the consolidating financial condition of Borrower since December 31, 2001 other than as disclosed in writing to Bank.

5.10         Solvency, Payment of Debts.  Borrower is solvent and able to pay its debts (including trade debts) as they mature.

5.11         Regulatory Compliance.  Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Borrower’s failure to comply with ERISA that could result in Borrower’s incurring any material liability.  Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.  Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System).  Borrower has complied with all the provisions of the Federal Fair Labor Standards Act.  Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect.

5.12         Environmental Condition.  Except as disclosed in the Schedule, none of Borrower’s or any Subsidiary’s properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.13         Taxes.  Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein.

5.14         Subsidiaries.  As of the Closing Date, Media Arts Group, Inc.’s sole Subsidiary is Thomas Kinkade Stores, Inc., and each Borrower does not own any stock, partnership interest or other equity securities of any Person or Subsidiary, except for as set forth in this Section 5.14 and Permitted Investments.

5.15         Government Consents.  Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, the failure to obtain which could have a Material Adverse Effect.

5.16         Accounts.  Except as set forth in the Schedule none of Borrower’s nor any Subsidiary’s property is maintained or invested with a Person other than Bank.

5.17         Third Party License Agreements.  The Third Party License Agreements listed on Annex I attached hereto is a complete and correct list of each license currently in effect as of the Closing Date.

5.18         Full Disclosure.  No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

6.             AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, such Borrower shall do all of the following:

6.1           Good Standing.  Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which it is required under applicable law.  Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

6.2           Government Compliance.  Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect.

6.3           Financial Statements, Reports, Certificates.  Borrowers shall deliver the following to Bank:  (a) as soon as available, but in any event within thirty (30) days after the end of each fiscal quarter, company prepared unaudited consolidated and consolidating balance sheets and income statements for Borrowers and a consolidated cash flow statement for Borrowers covering their consolidated and consolidating operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Bank and certified by a Responsible Officer (subject to normal quarterly audit adjustments and the absence of footnotes); (b)  as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year, audited consolidated and consolidating financial statements of Borrowers prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements from the independent certified public accounting firm of Price Waterhouse Coopers or any other independent certified public accounting firm reasonably acceptable to Bank; (c) if applicable, copies of all statements, reports and consolidating financial statements prepared by any Borrowers and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened in writing against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of

Five Hundred Thousand Dollars ($500,000) or more; (e) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time generally prepared by Borrower in the ordinary course of business; (f) within thirty (30) days of the last day of each fiscal quarter, a report signed by Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks, the status of any outstanding applications or registrations, information and documents to facilitate the amendment and/or supplementation of Bank’s filings on each Borrower’s Intellectual Property at the United States Copyright Office and the United States Patent Office, as well as any material change in Borrower’s intellectual property, including but not limited to any subsequent ownership right (including rights under the License Agreement or any other exclusive license) of Borrower in or to any Trademark, Patent or Copyright not specified in Exhibits A, B, and C of the Intellectual Property Security Agreement delivered to Bank by Borrower in connection with this Agreement; and (g) promptly upon receipt of notice thereof, a report of any dispute, claim, default or other failure to perform under any real property lease to which any Borrower is a party or by which it is bound that could result in damages or costs to Borrower or any Subsidiary of Five Hundred Thousand Dollars ($500,000) or more, or that could have a Material Adverse Effect.

Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, together with aged listings of accounts receivable and accounts payable and, beginning with the month ending August 31, 2002, an inventory report, each in form and substance acceptable to Bank, within one (1) days after the last day of each week provided that each month-end inventory report provided to Bank shall carry over for the following month’s weekly reports.  During any Target Covenant Compliance Period Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, together with aged listings of accounts receivable and accounts payable and an inventory report, each in form and substance acceptable to Bank, within twenty (20) days after the last day of each month.

Borrower shall deliver to Bank with the quarterly financial statements and calculations a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto.

Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral, including but not limited to Inventory, at Borrower’s expense, provided that such audits will be conducted no more often than every six (6) months unless an Event of Default has occurred and is continuing and further provided that during any Target Covenant Compliance Period such audits will be conducted no more often than once each year unless an Event of Default has occurred and is continuing.

6.4           Inventory; Returns.  Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made.  Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement.  Other than returns and allowances as described in the preceding sentence, Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Three Hundred Thousand Dollars ($300,000) individually or in the aggregate in any calendar month.

6.5           Taxes.  Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.6           Insurance.

(a)           Each Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof.  Each Borrower shall also maintain insurance relating to Borrower’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower’s.

(b)           Borrowers shall, at their expense, obtain and maintain a key-man life insurance policy in the amount of $40,000,000 on Thomas Kinkade prior to the initial Credit Extension, and Borrowers shall, at their expense, obtain and maintain a disability policy on Thomas Kinkade or before June 30, 2002.

(c)           All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank.  All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof, and all liability insurance policies shall show the Bank as an additional insured and shall specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason.  Upon Bank’s request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor.  All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

6.7           Accounts and Banking Relationships.  Borrower shall maintain and shall cause each of its Subsidiaries to maintain its primary depository, operating and investment accounts with Bank and/or Comerica Securities, Inc.  Borrower may open and maintain depository, operating and investment accounts with a Person other than Bank and/or Comerica Securities, Inc. provided that as a condition precedent to the inclusion in the Borrowing Base of any amounts held in any depository, operating and investment accounts that are opened and/or maintained with a Person other than Bank and/or Comerica Securities, Inc. any such accounts shall be subject to the terms of a control agreement executed by Borrower and such Person for the benefit of Bank which agreement shall be acceptable to Bank in Bank’s sole discretion.

6.8           Financial Covenants.  Borrowers on a consolidated basis shall maintain and comply with the following financial covenants:

(i)            Maximum Losses / Minimum Profitability.  Borrowers’ Cumulative Net Operating Losses shall be less than $12,000,000.  Borrowers shall not have a Net Loss of more than $1,500,000 for the fiscal quarter ending June 30, 2002.  Borrowers shall have a Net Income and an Operating Profit of at least One Dollar ($1.00) in each fiscal quarter beginning with the fiscal quarter ending September 30, 2002, and thereafter.  As used herein, “Cumulative Net Operating Losses” means the sum of Borrowers’ monthly net operating losses, including all deductions from revenue all as determined in accordance with GAAP, for the six (6) months ending on June 30, 2002.  As used herein, “Net Income,” “Net Loss” and “Net Operating Income” means Borrowers’ net income, net loss and net operating income, respectively, determined in accordance with GAAP.

(ii)           Quick Ratio.  Borrowers shall maintain, as of the last day of each fiscal quarter, a Quick Ratio of at least the following amounts for the following time periods:  (i) 1.10 to 1.00 through the fiscal quarter ended March 31, 2002, and (ii) 1.50 to 1.00 from and after April 1, 2002.  As used herein, “Quick Ratio” means ratio of Quick Assets to Current Liabilities plus, to the extent not already included therein, all Indebtedness (including without limitation any Contingent Obligations) owing from Borrower to Bank, less deferred revenue.

(iii)          Adjusted Tangible Net Worth.  Borrowers shall maintain, as of the last day of each fiscal quarter, a Tangible Net Worth of more than Forty-Nine Million Dollars ($49,000,000) plus the amount of the effect on Borrowers’ income statements of their 2001 Federal income tax and state income tax benefits which amount shall be approved by Bank in Bank’s sole discretion(the “Minimum Tangible Net Worth”).  The Minimum Tangible Net Worth of Borrowers shall be increased by an amount equal to forty percent (40%) of Borrowers’ net income (but shall not be reduced by the amount of any net losses incurred after March 31, 2002) in each fiscal quarter beginning with the fiscal quarter ended on March 31, 2002, and thereafter.

(iv)          Total Liabilities-Tangible Net Worth.  Borrower shall maintain, as of the last day of each fiscal quarter, a ratio of Total Liabilities to Tangible Net Worth of not more than 0.75 to 1.00.

6.9           Minimum Account Balance.  Borrowers shall maintain at all times a minimum balance of not less than Two Million Dollars ($2,000,000) (including cash pledged by Borrowers to support any Borrowing Base shortfall) in Borrowers’ money market accounts maintained at Bank and/or Comerica Securities, Inc.  During any Target Covenant Compliance Period, Borrowers shall maintain at all times a minimum balance of not less than One Million Dollars ($1,000,000) (including cash pledged by Borrowers to support any Borrowing Base shortfall)  in Borrowers’ money market accounts maintained at Bank and/or Comerica Securities, Inc.

6.10         Registration of Intellectual Property Rights.

(a)           Borrower shall register or cause to be registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as applicable:  (i) those intellectual property rights listed on Exhibits A, B and C to the Intellectual Property Security Agreement delivered to Bank by Borrower in connection with this Agreement, within sixty (60) days of the date of this Agreement, (ii) all registerable intellectual property rights Borrower has developed or acquired (including rights under the License Agreement or any other exclusive license) as of the date of this Agreement but heretofore failed to register, within sixty (60) days of the date of this Agreement, and (iii) those additional intellectual property rights developed or acquired (including rights under the License Agreement or any other exclusive license) by Borrower from time to time in connection with any product or service, prior to the sale or licensing of such product or the rendering of such service to any third party, and prior to Borrower’s use of such product (including without limitation major revisions or additions to the intellectual property rights listed on such Exhibits A, B and C of the Intellectual Property Security Agreement).  Borrower shall give Bank notice of all such applications or registrations.

(b)           Borrower shall execute and deliver such additional instruments and documents from time to time as Bank shall reasonably request to perfect Bank’s security interest in the Intellectual Property Collateral.

(c)           Borrower shall (i) protect, defend and maintain the validity and enforceability of the Trademarks, Patents and Copyrights, (ii) use its best efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

(d)           Bank may audit Borrower’s Intellectual Property Collateral to confirm compliance with this Section, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing provided that during any Target Covenant Compliance Period such audit may not occur more often than once per year unless an Event of Default has occurred and is continuing.  Bank shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section to take but which Borrower fails to take, after fifteen (15) days’ notice to Borrower.  Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section.

(e)           License Agreement.  Maintain the License Agreement in full force and effect and enforce Borrowers’ rights under the License Agreement.  Borrowers will exercise their rights and remedies under and relating to the License Agreement and as provided by law, in equity, or otherwise.  Borrowers will not waive terms, obligations or rights under or relating to the License Agreement nor amend the License Agreement unless approved by Bank in writing which approval shall not be unreasonably withheld.

6.11         Further Assurances.  At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

6.12         Disability Policy.  On or before June 30, 2002, Borrower shall deliver to Bank evidence of a disability insurance policy covering Thomas Kinkade, in such amounts and with carriers as shall be mutually acceptable to Bank and Borrower.

7.             NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the outstanding Obligations or for so long as Bank may have any commitment to make any Credit Extensions, such Borrower will not do any of the following:

7.1           Dispositions.  Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than:  (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or (iii) Transfers of worn-out or obsolete Equipment which was not financed by Bank.

7.2           Change in Business; Change in Control or Executive Office.  Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control or a change in management, including but not limited to any Borrowers’ respective chief executive officers and chief financial officers; or without thirty (30) days prior written notification to Bank, change its name; or relocate its chief executive office or state of incorporation; or without Bank’s prior written consent, change the date on which its fiscal year ends.

7.3           Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

7.4           Indebtedness.  Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5           Encumbrances.  Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens.  Agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property, or permit any Subsidiary to do so.

7.6           Distributions.  Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase.

7.7           Investments.  Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or maintain or invest any of its property with a Person other than Bank or permit any of its Subsidiaries to do so unless such Person has entered into an account control agreement with Bank in form and substance satisfactory to Bank; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8           Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9           Subordinated Debt.  Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10         Inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman, or other third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Store or maintain any Equipment or Inventory at a location other than the location set forth in Section 10 of this Agreement.

7.11         Compliance.  Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.  Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

7.12         Negative Pledge Agreements. Permit the inclusion in any contract to which it or a Subsidiary becomes a party of any provisions that could restrict or invalidate the creation of a security interest in any of Borrower’s or such Subsidiary’s property.

8.             EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrowers under this Agreement:

8.1           Payment Default.  If a Borrower fails to pay, when due, any of the Obligations;

8.2           Covenant Default.  If Borrower fails to perform any obligation under Section 6.3, 6.6, 6.7, 6.8, 6.9 or 6.10 of Article 6 or violates any of the covenants contained in Article 7 of this Agreement, or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant (provided that Borrowers’ failure to meet and/or maintain the Target Covenants shall not constitute an Event of Default under this Agreement), or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be required to be made during such cure period)  );

8.3           Material Adverse Effect.  If there occurs any circumstance or circumstances that could have a Material Adverse Effect;

8.4           Attachment.  If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made prior to the posting of an adequate bond or stay of such action or event);

8.5           Insolvency.  If a Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6           Artist Agreements.  If there is a default or any other failure to perform by a Borrower or Thomas Kinkade relating to or under the terms of (i) the License Agreement or (ii) any material agreement to which a Borrower and Thomas Kinkade are parties; or which could have a material adverse effect under the License Agreement or any other material agreement to which a Borrower and Thomas Kinkade are parties; or the discontinuance of any Borrower’s business associations and/or any material agreements, including but not limited to the License Agreement with Thomas Kinkade;

8.7           Other Agreements.  If there is a default or other failure to perform in any agreement to which any Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Credit in an amount in excess of Five Hundred Thousand Dollars ($500,000) individually or in the aggregate; or which could have a Material Adverse Effect;

8.8           Subordinated Debt.  If Borrower makes any payment on account of Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with Bank;

8.9           Judgments.  If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or

8.10         Misrepresentations.  If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

9.             BANK’S RIGHTS AND REMEDIES.

9.1           Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers:

(a)           Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

(b)           Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(c)           Upon the occurrence and during the continuance of an Event of Default that has been declared in writing by Bank, settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(d)           Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral.  Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate.  Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.  With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e)           Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(f)            Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral.  Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 0, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 0, Borrower’s rights under all licenses and all agreements shall inure to Bank’s benefit;

(g)           Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

(h)           Bank may credit bid and purchase at any public sale; and

(i)            Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.

9.2           Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default that has been declared in writing by Bank, each Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to:  (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; and (h) to transfer the Intellectual Property Collateral into the name of Bank or a third party to the extent permitted under the California Uniform Commercial Code; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in Section 4.2 regardless of whether an Event of Default has occurred, including without limitation to modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Bank without first obtaining Borrower’s approval of or signature to such modification by amending Exhibits A, B, and C, thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest.  The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.3           Accounts Collection.  At any time during the term of this Agreement, Bank may notify any Person owing funds to a Borrower of Bank’s security interest in such funds and verify the amount of such Account.  Upon the occurrence and during the continuance of an Event of Default that has been declared in writing by Bank Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4           Bank Expenses.  Upon the occurrence and during the continuance of an Event of Default that has been declared in writing by Bank, if Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower:  (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent.  Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral.  Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5           Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for:  (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever.  All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6           Remedies Cumulative.  Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative.  Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver.  No delay by Bank shall constitute a waiver, election, or acquiescence by it.  No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7           Demand; Protest.  Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

10.           NOTICES; CO-BORROWING PROVISIONS.

10.1         Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	Media Arts Group, Inc.
900 Lightpost Way
Morgan Hill, CA 95037
Attn: Herbert Montgomery
Chief Financial Officer

Thomas Kinkade Stores, Inc.
900 Lightpost Way
Morgan Hill, CA 95037
Attn: Herbert Montgomery
Chief Financial Officer

If to Bank:	Comerica Bank-California
333 W. Santa Clara St.
Fifth Floor, MC 4820
San Jose, CA 95113
Attn: Loan Group Manager
San Jose Corporate Headquarters

Comerica Bank-California
with a copy to:
333 W. Santa Clara St.
San Jose, CA 95113
Attn: Kathy Rosner-Galitz
First Vice President — Team Leader

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

10.2         Subrogation and Similar Rights.  Notwithstanding any other provision of this Agreement or any other Loan Document, until payment in full of all Credit Extensions and termination of the commitment to make Credit Extensions, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating a Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by a Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by a Borrower with respect to the Obligations in connection with the Loan Documents or otherwise.  Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void.  If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

10.3         Waivers of Notice.  To the extent permitted by law, each Borrower waives notice of acceptance hereof; notice of the existence, creation or acquisition by any other Borrower of any of the Obligations; notice of an Event of Default by any other Borrower; notice of the amount of the Obligations outstanding at any time; notice of intent to accelerate with respect to the Obligations of any other Borrower; notice of acceleration of the Obligations of any other Borrower; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase the Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; notice of any other Borrower’s default; and all other notices and demands to which the Borrower would otherwise be entitled with respect to the Obligations of any other Borrower.  Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower.  Bank’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Bank thereafter to demand strict compliance and performance therewith.  Nothing contained herein shall prevent Bank from foreclosing on the Lien of any deed of trust, mortgage or other security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of any Borrower.  Each Borrower also waives any defense arising from any act or omission of Bank that changes the scope of the Borrower’s risks hereunder.  Each Borrower hereby waives any right to assert against Bank any defense (legal or equitable), setoff, counterclaim, or claims that such Borrower individually may now or hereafter have against another Borrower or any other Person liable to Bank with respect to the Obligations in any manner or whatsoever.

10.4         Subrogation Defenses.  To the extent permitted by law, each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899, and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect.

10.5         Right to Settle, Release.

                                (a)           The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Bank may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.

                                (b)           Without notice to (1) any other Borrower and without affecting the liability of any other such Borrower hereunder, Bank may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to such Borrower, (ii) grant other indulgences to such Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to such Borrower, or (2) (i) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by such Borrower or any other Person, or (ii) without notice to any such Borrower, compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.

10.6         Primary Obligation.  This Agreement is a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Bank and any Borrower.  Each Borrower shall be liable for existing and future Obligations as fully as if all of the Loan were advanced to such Borrower.  Bank may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers, including without limitation Borrowing Certificates, Borrowing Base Certificates and Compliance Certificates.

10.7         Subordination.  All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and the Borrower holding the indebtedness shall take all actions reasonably requested by Bank to effect, to enforce and to give notice of such subordination.

10.8         Enforcement of Rights.  Borrowers are jointly and severally liable for the Obligations and Bank may proceed against one or more of the Borrowers to enforce the Obligations without waiving its right to proceed against any of the other Borrowers.

10.9         Media Arts Group, Inc. as Agent.  Each Borrower appoints Media Arts Group, Inc. as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of each Borrower, to act as disbursing agent for receipt of any Credit Extensions on behalf of each Borrower and to apply to Bank on behalf of any Borrower for Credit Extensions, any waivers and any consents.  This authorization cannot be revoked, and Bank need not inquire as to Media Arts Group Inc.’s authority to act for or on behalf of any Borrower.

11.           CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law.  Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California.  BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT.  EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

12.           GENERAL PROVISIONS.

12.1         Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrowers without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion.  Bank shall have the right without the consent of or notice to Borrowers to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

12.2         Indemnification.  Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against:  (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3         Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4         Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5         Amendments in Writing, Integration.  Neither this Agreement nor the Loan Documents can be amended or terminated orally.  All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.6         Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.7         Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrower.  The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

MEDIA ARTS GROUP, INC.

By:	/s/ Herbert D. Montgomery

Title:	CFO

THOMAS KINKADE STORES, INC.

By:	/s/ Herbert D. Montgomery

Title:	CFO

COMERICA BANK — CALIFORNIA

By:	/s/ Kathy Rosner-Galitz

Title:	First Vice President

DEBTORS:                                           MEDIA ARTS GROUP, INC.

                                                                THOMAS KINKADE STORES, INC.

SECURED PARTY:                             COMERICA BANK-CALIFORNIA

EXHIBIT A

COLLATERAL DESCRIPTION ATTACHMENT
TO LOAN AND SECURITY AGREEMENT

All personal property of each Borrower (herein referred to as “Borrowers” or “Debtors”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)           all accounts, chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtors’ books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)           all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the forgoing, or any parts thereof or any underlying or component elements of any of the forgoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Secured Party to sue in its own name and/or in the names of the Debtors for past, present and future infringements of copyright;

(c)           all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Secured Party to sue in its own name and/or in the names of the Debtors for past, present and future infringements of trademark;

(d)           all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether the applicable Debtor is licensor or  licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the names of the Debtors and/or in the name of Secured Party for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

(e)           any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.  All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions, added by Stats. 1999, c.991 (S.B. 45), Section 35, operative July 1, 2001.

Notwithstanding the foregoing, the Collateral shall not include (i) deferred compensation owing to employees of Borrower pursuant to that certain Media Arts Group Management Deferred Compensation Plan held in account number 33-0042-33 with First American Trust, or (ii) any accounts receivable, inventory or intellectual property relating to the artist Simon Bull, the artist Howard Behrens, and the artist Robert Lyn Nelson.

EXHIBIT B

LOAN PAYMENT/ADVANCE TELEPHONE REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS 3:00 P.M., PACIFIC TIME

TO:  COMERICA BANK - CALIFORNIA                                                                                                                                            DATE:

FAX #:  408-556-5224      Attn:  Compliance                                                                                                                                          TIME:

FROM: MEDIA ARTS GROUP, INC. and BORROWERS
CLIENT NAME (BORROWERS)
REQUESTED BY:
AUTHORIZED SIGNER’S NAME

AUTHORIZED SIGNATURE:

PHONE NUMBER:

FROM ACCOUNT # ______________________ TO ACCOUNT #

REQUESTED TRANSACTION TYPE	REQUEST DOLLAR AMOUNT
$
PRINCIPAL INCREASE (ADVANCE)	$
PRINCIPAL PAYMENT (ONLY)	$
INTEREST PAYMENT (ONLY)	$
PRINCIPAL AND INTEREST (PAYMENT)	$

OTHER INSTRUCTIONS:

All representations and warranties of Borrower stated in the Loan and Security Agreement are true, correct and complete in all material respects as of the date of the telephone request for an Advance confirmed by this Borrowing Certificate; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

BANK USE ONLY
TELEPHONE REQUEST:

The following person is authorized to request the loan payment transfer/loan advance on the advance designated account and is known to me.

Authorized Requester	Phone #

Received By (Bank)	Phone #

_____________________________________________
Authorized Signature (Bank)

EXHIBIT C

BORROWING BASE CERTIFICATE

Borrower: MEDIA ARTS GROUP, INC. and BORROWERS Lender: Comerica Bank-California Commitment Amount: $15,000,000 (or $20,000,000 during any Target Covenant Compliance Period)

ACCOUNTS RECEIVABLE
1. Accounts Receivable Book Value as of ___		$___________
2. Additions (please explain on reverse)		$___________
3. TOTAL ACCOUNTS RECEIVABLE		$___________

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4. Amounts over 60 days due	$___________
5. Amounts over 120 days from invoice date
5. Balance of 25% over 60 days due Accounts	$___________
6. Concentration Limits
7. Foreign Accounts	$___________
8. Governmental Accounts	$___________
9. Contra Accounts	$___________
10. Demo Accounts	$___________
11. Intercompany/Employee Accounts	$___________
12. Other (please explain on reverse)	$___________
13. TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS		$___________
14. Eligible Accounts (#3 minus #13)		$___________
15. LOAN VALUE OF ACCOUNTS (70% of #14 or 75% of #14 during any Target Covenant Compliance Period)		$___________

BALANCES
16. Maximum Loan Amount		$___________
17. Total Funds Available [Lesser of #16 or #15]		$___________
18. Present balance owing on Line of Credit		$___________
19. Outstanding under Sublimits (Letters of Credit and Foreign Exchange)		$___________
20. RESERVE POSITION (#17 minus #18 and #19)		$___________

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement between the undersigned and Comerica Bank-California.

MEDIA ARTS GROUP, INC., for itself and the Borrowers

By:
Authorized Signer (Title: Chief Executive Officer/Chief Financial Officer)

EXHIBIT D
COMPLIANCE CERTIFICATE

TO:                                                                            COMERICA BANK-CALIFORNIA

FROM:                                                         MEDIA ARTS GROUP, INC. and the BORROWERS

The undersigned authorized officer hereby certifies on behalf of MEDIA ARTS GROUP, INC. and Borrowers that in accordance with the terms and conditions of the Loan and Security Agreement between Borrowers and Bank (the “Agreement”), (i) Borrowers are in complete compliance for the period ending _______________ with all required covenants except as noted below and (ii) all representations and warranties of Borrowers stated in the Agreement are true and correct as of the date hereof.  Attached herewith are the required documents supporting the above certification.  The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required		Complies

Quarterly financial statements	Quarterly within 30 days		Yes	No
Annual (CPA Audited)	FYE within 120 days		Yes	No
10-K and 10-Q	When filed with S.E.C.		Yes	No
A/R & A/P Agings, Borrowing Base Cert.	Weekly within 1 day (Quarterly within 20 days during Target Covenant Compliance Periods)		Yes	No
A/R and Collateral Audit (including inventory)	Initial and Semi-Annual *A		Yes	No
IP Report	Quarterly within 30 days		Yes	No
Total amount of Borrowers’ cash and investments	Amount: $________		Yes	No
Total amount of Borrowers’ cash and investments maintained with Bank	Amount: $________		Yes	No

Financial Covenant	Required	Actual	Complies

Maintain on a Quarterly Basis:
Minimum Quick Ratio	:1.00 *B	_____:1.00	Yes	No
Maximum Total Liabilities to TNW	0.75 :1.00 *C	_____:1.00	Yes	No
Minimum Tangible Net Worth	$49,000,000 *D	$________	Yes	No
Minimum Account Balances in money market accounts with Bank and Comerica Securities, Inc. (please explain below)	$2,000,000 *E	$________	Yes	No
Amount in Comerica Securities, Inc. Account		$________
_____________________		$________
_____________________		$________
Borrower’s Total Liquidity		$________

Cumulative Net Operating Losses	Less than ($12,000,000) (6 months ending 6/30/02 only)	$________	Yes	No
Net Losses	Not more than ($1,500,000) (Quarter ending June 30, 2002)
Profitability (Operating Profit and Net Income)	$1.00 (Beginning 9/30/02 and quarterly thereafter) *F	$________	Yes	No

* See Annex A attached hereto.

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:
Sincerely,	AUTHORIZED SIGNER

Date:

Verified:
SIGNATURE (Chief Executive Officer/Chief Financial Officer)	AUTHORIZED SIGNER

Date:
TITLE
	Compliance Status	Yes	No

DATE

ANNEX A

A.            Audits will be conducted annually during any Target Covenant Compliance Period.

B.            Borrowers shall maintain, as of the last day of each fiscal quarter, a Quick Ratio of at least the following amounts for the following time periods:  (i) 1.10 to 1.00 through the period ended March 31, 2002, and (ii) 1.50 to 1.00 from and after April 1, 2002.  Target Covenant Quick Ratio is 2.0 to 1.00.

C.            The Target Covenant for Total Liabilities to TNW is 0.50 to 1.00.

D.            The stated amount of $49,000,000 shall be increased as set forth in the Agreement.  The Target Covenant for TNW is $58,000,000, which amount shall be increased as set forth in the Agreement.

E.             Minimum Account Balance to be decreased to $1,000,000 during Target Covenant Compliance Periods.

F.             The Target Covenant for Operating Profit is an amount greater than $225,000 during the first calendar quarter of each year and an amount greater than $1,200,000 in the second, third and fourth calendar quarters of each year and the Target Covenant for Net Income is One Dollar ($1.00).

SCHEDULE OF EXCEPTIONS

Permitted Indebtedness (Section 1.1)

                Indebtedness existing on the Closing Date and associated with the liens set forth under “Permitted Liens” (Section 1.1) below in an aggregate amount of not more than $584,000

                Contingent obligations with respect to retail leases set forth on Annex 1 attached hereto and contained in the Company’s financial statements as of December 31, 2001

                Loans to Ken Raasch pursuant to the terms of convertible promissory notes in an aggregate amount not to exceed a principal amount of $1,200,000, as disclosed in the Company’s financial statements

Permitted Investments (Section 1.1)

                Stock in Thomas Kinkade Stores, Inc.

                Checking, deposit and other bank accounts as disclosed by Borrowers to Bank in that certain side letter from the Borrowers to Bank

Permitted Liens (Section 1.1)

Existing Liens related to:

UCC filing against Exclaim Technologies for Secured Party 3Com Credit Corporation (filed January 11, 2000 with California Secretary of State)

UCC filing against Exclaim Technologies for Secured Party Bankers/Softech/Mid-States a Division of EAB Leasing Corp (filed April 5, 2000 with California Secretary of State), which lien shall be terminated or amended to the satisfaction of Bank in Bank’s sole discretion prior to the initial Credit Extension

UCC filing against Media Arts Group, Inc. for Secured Party LMA Capital Group, LLC (filed February 4, 1997 with California Secretary of State)

UCC filing against Media Arts Group, Inc. for Secured Party Caltronics Business Systems, Inc. (filed November 17, 1999 with California Secretary of State)

UCC filing against Media Arts Group, Inc. for Secured Party Caltronics Business Systems, Inc. (filed September 5, 2000 with California Secretary of State)

UCC filing against Media Arts Group, Inc. for Secured Party Bankers/Softech Divisions of EAB Leasing Corp. (filed April 2, 2001 with California Secretary of State), which lien shall be terminated or amended to the satisfaction of Bank in Bank’s sole discretion prior to the initial Credit Extension

UCC filing against Media Arts Group, Inc. for Secured Party Bankers/Softech Divisions of EAB Leasing Corp. (filed April 2, 2001 with California Secretary of State),which lien shall be terminated or amended to the satisfaction of Bank in Bank’s sole discretion prior to the initial Credit Extension

UCC filing against Media Arts Group, Inc. for Secured Party Caltronics Business Systems, Inc. (filed June 28, 2001 with California Secretary of State)

Inbound Licenses (Section 5.6)

License Agreement as defined in the Loan and Security Agreement

Prior Names; Location of Inventory (Section 5.7)

Media Arts Group, Inc. (sometimes abbreviated as “MAGI”)

Names of Current Subsidiaries:

                Thomas Kinkade Stores, Inc. (formerly known as Thomas Kinkade Galleries, Inc. (formerly known as Commemorative Press))

                Thomas Kinkade Stores, Inc. has fictitious name filing in Pennsylvania as Thomas Kinkade Gallery.

Names Used By Former Subsidiaries or Purchased Companies:

                Lightpost Group, Inc.; Lightpost Publishing, Inc.; MAGI Sales, Inc.; Officewise.com, Inc.; Exclaim Technologies; John Hine Studios, Inc.; John Hine Limited; John Hine North America; John Hine Canada; Studio & Workshop of John Hine; Father Time, Ltd.; Dove, Ltd.; Guild, Ltd.; Serendipity Limited; California Coast Galleries; Cornerstone Galleries, Inc.; Direct Product Partners, Inc.; D.R.T.V.; MAGI Entertainment Products, Inc.; Thomas Kinkade Media, Inc.

Borrower has inventory at:

Valley Fair Shopping Center #2217; 2855 Stevens Creek Boulevard.; Santa Clara, CA 95050

400 Cannery Row, Suite E; Monterey, CA 93940

1000 Ross Park Mall Drive; Pittsburg, PA 15237

18675 Madrone Parkway; Morgan Hill, CA 95037

901 Lightpost Way, Morgan Hill, CA 95037

Litigation (Section 5.8)

Limar Realty #19 v. Media Arts Group, Inc. (Santa Clara County Superior Court — Case No. CV806096)

Accounts (Section 5.16)

                Checking, deposit and other bank accounts as disclosed by Borrowers to Bank in that certain side letter from the Borrowers to Bank

Annex 1 to Schedule of Exceptions

Retail Leases

1.	Retail lease for location at Del Monte Center, Monterey, California with landlord, landlord, Del Monte Regional Mall, LLC.

2.	Retail lease for location at Florida Mall, Orlando, Florida with landlord, landlord, Simon Property Group.

3.	Retail lease for location at The Galleria at Fort Lauderdale, Fort Lauderdale, Florida with landlord, Kravco Company.

4.	Retail lease for location at Harborplace, Baltimore, Maryland with landlord, The Rouse Company.

5.	Retail lease for location at 2 Harris Court, Monterey, California with landlord, Stockman & Associates.

6.	Retail lease for location at Kailua-Kona Village, Kailua-Kona, Hawaii with landlord, Kailua-Kona Village Development Group.

7.	Retail lease for location at Mall of America, Bloomington, Minnesota with landlord, Simon Property Group.

8.	Retail lease for location at The Court at King of Prussia, King of Prussia, Pennsylvania with landlord, Kravco Company.

9.	Retail lease for location at Valley Fair, Santa Clara, California with landlord, Westfield Corporation.

10.	Retail lease for location at Woodland Hills Mall, Tulsa, Oklahoma with landlord, Urban Retail Properties.

11.	Retail lease for location at Wave Street (upstairs & downstairs), Monterey, California with landlord, Jack Hakim.

12.	Retail lease for location at Monterey Plaza Hotel, Monterey, California with landlord, Monterey Plaza Hotel Ltd.

13.	Retail lease for location at Monterey Plaza Hotel (Howard Behrens), Monterey, California with landlord, Monterey Plaza Hotel Ltd.

14.	Retail lease for location at Nagamine Center, Lahaina, Maui, Hawaii with landlord, Honings Enterprises, Inc.

15.	Retail lease for location at Old Orchard, Skokie, Illinois, with landlord, Urban Retail Properties.

16.	Retail lease for location at Perimeter Mall, Atlanta, Georgia with landlord, The Rouse Company.

17.	Retail lease for location at Ross Park Mall, Pittsburgh, Pennsylvania with landlord, Simon Property Group.

18.	Retail lease for location at South Street Seaport, New York City, New York with landlord, The Rouse Company.

19.	Retail lease for location at Stamford Town Center, Stamford, Connecticut with landlord, Rich-Taabman Associates.

20.	Retail lease for location at The Avenues, Jacksonville, Florida with landlord, Jacksonville Avenues (Simon Property Group).

21.	Retail lease for location at 780 Front Street, Lahaina, Hawaii with landlord, Estate of Mary Kunewa.

22.	Retail lease for location at 855 C Front Street, Lahaina, Hawaii with landlord, Kurisu & Fergus.

23.	Retail lease for location at 781 Beach Street, San Francisco, California with landlord, 781 Beach Street Properties, LTD.

24.	Retail lease for location at Bridgewater Commons, Bridgewater, New Jersey with landlord, The Rouse Company.

25.	Retail lease for location at Catalina Island, Avalon, California with landlord, Metropole Marketplace Avalon Development Co., Inc.

26.	Retail lease for location at Citrus Park Town Center, Tampa, Florida with landlord, Urban Retail Properties.

27.	Retail lease for location at Dadeland Mall, Miami, Florida with landlord, Simon Property Group.

Annex I

Third Party License Agreements

1.	Agreement with Abbeville Press dated August 1, 1995.
2.	Agreement with Amcal dated October 1, 1996.
3.	Agreement with Arley Corporation dated April 1, 2001.
4.	Agreement with Avon dated August 1, 2001.
5.	Agreement with Beverly Enterprises dated April 1, 2002.
6.	Agreement with Bits ‘n Pieces dated February 1, 1999.
7.	Agreement with Bradford (Hawthorne, Van Hygen, Hamilton, Adleigh Elliott,Ashton-Drake, Bradford Editions, Bradford Exchange) dated April 13, 1991.
8.	Agreement with Brownlow Corporation dated June 15, 1999.
9.	Agreement with Candamar Designs dated March 1, 1995.
10.	Agreement with Ceaco dated November 1, 1995.
11.	Agreement with Cresswell Lighting dated February 15, 1999.
12.	Agreement with CWR/Broadman & Holman dated October 7, 1997.
13.	Agreement with Dakin (Applause) dated November 23, 1999.
14.	Agreement with Deluxe, Paper Payment Services, LLC dated April 1, 2001.
15.	Agreement with Direct Checks Unlimited dated July 1, 1999.
16.	Agreement with D. Parks & Assoc. (COSMO) dated October 1, 1993.
17.	Agreement with Emerson Creek Pottery dated June 1, 2000.
18.	Agreement with EMI Christian Music Group Sparrow Records dated March 13, 2000.
19.	Agreement with Gibsons & Sons Ltd. dated September 1, 2000.
20.	Agreement with Giftco dated October 31, 2001.
21.	Agreement with Glassmasters dated July 1, 2000.
22.	Agreement with Gregg Gifts dated November 13, 1997.
23.	Agreement with Hallmark dated April 1, 1995.
24.	Agreement with Harvest House (#1) dated October 13, 1995.
25.	Agreement with Harvest House (#2) dated March 29, 1996.
26.	Agreement with Harvest House (#3) dated May 21, 1996.
27.	Agreement with Harvest House (#4) dated August 20, 1996.
28.	Agreement with Harvest House (#5) dated August 20, 1996.
29.	Agreement with Harvest House (#6) dated December 5, 1996.
30.	Agreement with Harvest House (#7) dated May 13, 1997.
31.	Agreement with Harvest House (#8) dated May 13, 1997.
32.	Agreement with Harvest House (#9) dated May 13, 1997.
33.	Agreement with Harvest House (#10) dated May 13, 1997.
34.	Agreement with Harvest House (#11) dated May 13, 1997.
35.	Agreement with Harvest House (#12) dated January 13, 1998.
36.	Agreement with Harvest House (#13) dated May 3, 2000.
37.	Agreement with Harvest House (#14) dated May 30, 2000.
38.	Agreement with Harvest House (#15) dated December 21, 2000.
39.	Agreement with Harvest House (#16) dated October 16, 2001.
40.	Agreement with Imperial Wall Coverings dated March 16, 1998.
41.	Agreement with Kincaid Furniture dated June 1, 1998.
42.	Agreement with La-Z-Boy dated July 1, 1998.
43.	Agreement with Leisure Arts.
44.	Agreement with Lenox dated September 1, 1999.
45.	Agreement with Little, Brown & Co. dated September 8, 1999.
46.	Agreement with Mohawk dated May 1, 1998.
47.	Agreement with Multnomah Publishers dated August 1, 2001.
48.	Agreement with Our America Gift dated.
49.	Agreement with Parachute Publishing dated March 28, 2000.
50.	Agreement with Printwick Papers dated June 25, 1997.
51.	Agreement with Quality Artworks dated September 12, 1996.
52.	Agreement with Renaissance Publishing (Messenger Corp.) dated July 1, 2000.

53.           Agreement with Rocky Mountain Chocolate Factory dated October 1, 2000.

54.           Agreement with Taylor Corporation dated April 1, 2001.

55.           Agreement with Taylor Woodrow Homes dated April 30, 2001.

56.           Agreement with Teleflora dated February 1, 2001.

57.           Agreement with Thomas Nelson dated March 17, 1998.

58.           Agreement with Tommy Nelson dated April 15, 1998.

59.           Agreement with Warner Books dated July 20, 1998.

60.           Agreement with Willow Road dated April 1, 1997.

61.           Agreement with Wrebbit dated April 1, 2001.

CORPORATE RESOLUTIONS TO BORROW

Borrower: MEDIA ARTS GROUP, INC.

I, the undersigned Secretary or Assistant Secretary of MEDIA ARTS GROUP, INC. (the “Corporation”), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the State of Delaware.

I FURTHER CERTIFY that attached hereto as Attachments 1 and 2 are true and complete copies of the Certificate of Incorporation, as amended, and the Restated Bylaws of the Corporation, each of which is in full force and effect on the date hereof.

I FURTHER CERTIFY that at a meeting of the Directors of the Corporation, duly called and held, at which a quorum was present and voting (or by other duly authorized corporate action in lieu of a meeting), the following resolutions were adopted.

BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of this Corporation, whose actual signatures are shown below:

NAMES	POSITION	ACTUAL SIGNATURES

acting for and on behalf of this Corporation and as its act and deed be, and they hereby are, authorized and empowered:

Borrow Money.  To borrow from time to time from Comerica Bank-California (“Bank”), on such terms as may be agreed upon between the officers, employees, or agents of the Corporation and Bank, such sum or sums of money as in their judgment should be borrowed, without limitation.

Execute Loan Documents.  To execute and deliver to Bank that certain Loan and Security Agreement dated as of April 15, 2002 (the “Loan Agreement”) and any other agreement entered into between Corporation and Bank in connection with the Loan Agreement, including any amendments, all as amended or extended from time to time (collectively, with the Loan Agreement, the “Loan Documents”), and also to execute and deliver to Bank one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for the Loan Documents, or any portion thereof.

Grant Security.  To grant a security interest to Bank in the Collateral described in the Loan Documents, which security interest shall secure all of the Corporation’s Obligations, as described in the Loan Documents.

Negotiate Items.  To draw, endorse, and discount with Bank all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Corporation with Bank, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

Warrants.  To issue Bank warrants to purchase the Corporation’s capital stock.

Letters of Credit.  To execute letter of credit applications and other related documents pertaining to Bank’s issuance of letters of credit.

Foreign Exchange.  To execute foreign exchange agreements and other related documents pertaining to Bank’s issuance of foreign exchange contracts.

Further Acts.  In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Bank may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Bank.  Any such notice shall not affect any of the Corporation’s agreements or commitments in effect at the time notice is given.

I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

IN WITNESS WHEREOF, I have hereunto set my hand on April 15, 2002 and attest that the signatures set opposite the names listed above are their genuine signatures.

CERTIFIED AND ATTESTED BY:

X

Borrower: THOMAS KINKADE STORES, INC.

I, the undersigned Secretary or Assistant Secretary of THOMAS KINKADE STORES, INC. (the “Corporation”), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the State of California.

I FURTHER CERTIFY that attached hereto as Attachments 1 and 2 are true and complete copies of the Articles of Incorporation, as amended, and the Restated Bylaws of the Corporation, each of which is in full force and effect on the date hereof.

I FURTHER CERTIFY that at a meeting of the Directors of the Corporation, duly called and held, at which a quorum was present and voting (or by other duly authorized corporate action in lieu of a meeting), the following resolutions were adopted.

BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of this Corporation, whose actual signatures are shown below:

NAMES	POSITION	ACTUAL SIGNATURES

acting for and on behalf of this Corporation and as its act and deed be, and they hereby are, authorized and empowered:

Borrow Money.  To borrow from time to time from Comerica Bank-California (“Bank”), on such terms as may be agreed upon between the officers, employees, or agents of the Corporation and Bank, such sum or sums of money as in their judgment should be borrowed, without limitation.

Execute Loan Documents.  To execute and deliver to Bank that certain Loan and Security Agreement dated as of April 15, 2002 (the “Loan Agreement”) and any other agreement entered into between Corporation and Bank in connection with the Loan Agreement, including any amendments, all as amended or extended from time to time (collectively, with the Loan Agreement, the “Loan Documents”), and also to execute and deliver to Bank one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for the Loan Documents, or any portion thereof.

Grant Security.  To grant a security interest to Bank in the Collateral described in the Loan Documents, which security interest shall secure all of the Corporation’s Obligations, as described in the Loan Documents.

Negotiate Items.  To draw, endorse, and discount with Bank all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Corporation with Bank, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

Warrants.  To issue Bank warrants to purchase the Corporation’s capital stock.

Letters of Credit.  To execute letter of credit applications and other related documents pertaining to Bank’s issuance of letters of credit.

Foreign Exchange.  To execute foreign exchange agreements and other related documents pertaining to Bank’s issuance of foreign exchange contracts.

Further Acts.  In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Bank may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Bank.  Any such notice shall not affect any of the Corporation’s agreements or commitments in effect at the time notice is given.

I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

IN WITNESS WHEREOF, I have hereunto set my hand on April 15, 2002 and attest that the signatures set opposite the names listed above are their genuine signatures.

CERTIFIED AND ATTESTED BY:

X

COMERICA BANK-CALIFORNIA

Member FDIC

ITEMIZATION OF AMOUNT FINANCED

DISBURSEMENT INSTRUCTIONS

Revolver

Name(s): MEDIA ARTS GROUP, INC. and BORROWERS Date: April 15, 2002

$15,000,000 *	credited to deposit account number 1892270008 when Advances are requested by Borrower

Amounts paid to others on your behalf:

$	to Comerica Bank-California for accounts receivable audit and appraisals (estimate)

$	to Bank counsel fees and expenses

$	to _______________

$	to _______________

$15,000,000 *	TOTAL (AMOUNT FINANCED)

* The Revolving Line shall be increased to $20,000,000 during any Target Covenant Compliance Period subject to the terms of the Agreement

Upon consummation of this transaction, this document will also serve as the authorization for Comerica Bank-California to disburse the loan proceeds as stated above.

Signature	Signature

AGREEMENT TO PROVIDE INSURANCE

TO:         COMERICA BANK-CALIFORNIA                                                  Date:  April 15, 2002

attn:  Collateral Operations, M/C 4604

9920 South La Cienega Blvd, 14th Floor

              Inglewood, CA  90301

                                                                                                                                Borrowers:     MEDIA ARTS GROUP, INC. and
                                                                                                                                                        BORROWERS

In consideration of a loan in the amount of $15,000,000 (to be increased to $20,000,000 during any Target Covenant Compliance Period), secured by all tangible personal property including inventory and equipment.

I/We agree to obtain adequate insurance coverage to remain in force during the term of the loan.

I/We also agree to advise the below named agent to add Comerica Bank-California as lender’s loss payable on the new or existing insurance policy, and to furnish Bank at above address with a copy of said policy/endorsements and any subsequent renewal policies.

I/We understand that the policy must contain:

1.             Fire and extended coverage in an amount sufficient to cover:

(a)        The amount of the loan, OR

(b)        All existing encumbrances, whichever is greater,

But not in excess of the replacement value of the improvements on the real property.

2.             Lender’s “Loss Payable” Endorsement Form 438 BFU in favor of Comerica Bank-California, or any other form acceptable to Bank.

INSURANCE INFORMATION

Insurance Co./Agent: AON/ Vince Mantione, Representative    Telephone No.: (415) 486-7248

Agent’s Address: 199 Fremont Street, 14th Floor, San Francisco, CA 94105

MEDIA ARTS GROUP, INC.	MEDIA ARTS GROUP, INC.

By:	By:

Title:	Title:

FOR BANK USE ONLY
INSURANCE VERIFICATION: Date:
Person Spoken to:
Policy Number:
Effective From: To:
Verified by:

COMERICA BANK-CALIFORNIA
Member FDIC	AUTOMATIC DEBIT AUTHORIZATION
Revolver

To: Comerica Bank-California

Re: Loan # ___________________________________

You are hereby authorized and instructed to charge account No. _________________________ in the name of MEDIA ARTS GROUP, INC. and BORROWERS for principal and interest payments due on above referenced loan as set forth below and credit the loan referenced above.

X Debit each interest payment as it becomes due according to the terms of the note and any renewals or amendments thereof.

X Debit each principal payment as it becomes due according to the terms of the note and any renewals or amendments thereof.

This Authorization is to remain in full force and effect until revoked in writing.

Borrower Signature	Date
April 15, 2002

DEBTOR:                                                                        MEDIA ARTS GROUP, INC.

SECURED PARTY:                             COMERICA BANK-CALIFORNIA

EXHIBIT A

COLLATERAL DESCRIPTION ATTACHMENT
TO UCC-1 FINANCING STATEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)           all accounts, chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtors’ books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)           all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the forgoing, or any parts thereof or any underlying or component elements of any of the forgoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Secured Party to sue in its own name and/or in the names of the Debtors for past, present and future infringements of copyright;

(c)           all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Secured Party to sue in its own name and/or in the names of the Debtors for past, present and future infringements of trademark;

(d)           all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether the applicable Debtor is licensor or  licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the names of Debtors and/or in the name of Secured Party for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

(e)           any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.  All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions, added by Stats. 1999, c.991 (S.B. 45), Section 35, operative July 1, 2001.

Notwithstanding the foregoing, the Collateral shall not include (i) deferred compensation owing to employees of Borrower pursuant to that certain Media Arts Group Management Deferred Compensation Plan held in account number 33-0042-33 with First American Trust, or (ii) any accounts receivable, inventory or intellectual property relating to the artist Simon Bull, the artist Howard Behrens, and the artist Robert Lyn Nelson.

DEBTOR:                                                                        THOMAS KINKADE STORES, INC.

SECURED PARTY:                             COMERICA BANK-CALIFORNIA

EXHIBIT A

COLLATERAL DESCRIPTION ATTACHMENT
TO UCC-1 FINANCING STATEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)           all accounts, chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtors’ books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)           all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the forgoing, or any parts thereof or any underlying or component elements of any of the forgoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Secured Party to sue in its own name and/or in the names of the Debtors for past, present and future infringements of copyright;

(c)           all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Secured Party to sue in its own name and/or in the names of the Debtors for past, present and future infringements of trademark;

(d)           all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether the applicable Debtor is licensor or  licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the names of Debtors and/or in the name of Secured Party for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

(e)           any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.  All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions, added by Stats. 1999, c.991 (S.B. 45), Section 35, operative July 1, 2001.

Notwithstanding the foregoing, the Collateral shall not include (i) deferred compensation owing to employees of Borrower pursuant to that certain Media Arts Group Management Deferred Compensation Plan held in account number 33-0042-33 with First American Trust, or (ii) any accounts receivable, inventory or intellectual property relating to the artist Simon Bull, the artist Howard Behrens, and the artist Robert Lyn Nelson.